                          CERTIFICATE OF INCORPORATION
                                       OF
                                CAYENTA.COM, INC.

     The undersigned, a natural person (the "SOLE INCORPORATOR"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                       I.

     The name of this corporation is CAYENTA.COM, INC.

                                      II.

     The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of Dover and the name of the registered agent of the corporation in the State of Delaware at such address is the Corporate Service Company.

                                      III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A. The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Sixty-Seven Million Three Hundred Forty-Five Thousand (167,345,000) of which (i) One Hundred Million (100,000,000) shares shall be shares of Class A Common Stock, $.001 par value per share (the "CLASS A COMMON STOCK"), and Fifty Million (50,000,000) shares shall be shares of Class B Common Stock, $.001 par value per share (the "CLASS B COMMON STOCK") (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the "COMMON STOCK"), and (ii) Seventeen Million Three Hundred Forty-Five Thousand (17,345,000) shares shall be shares of Preferred Stock, $.001 par value per share, of which Two Million Three Hundred Forty-Five Thousand (2,345,000) shares shall be designated shares of Series A Preferred Stock, $.001 par value per share (the "SERIES A PREFERRED STOCK").

     B. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock of the Corporation, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.


                                       1.

     C. The following is a statement of the powers, preferences, and relative participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock of the
Corporation:

          1. Except as otherwise set forth below in this Article IV, the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

          2. Subject to the rights of the holders of Series A Preferred Stock and subject to the rights of any Preferred Stock issued hereafter, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor. If any dividend or other distribution in cash or other property is paid with respect to Class A Common Stock or with respect to Class B Common Stock (other than dividends or other distributions payable in shares of Common Stock), a like dividend or other distribution in cash or other property shall also be paid with respect to shares of the other class of Common Stock, in an amount equal per share. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed shall be equal in number on a per share basis. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

          3.

               a. At every meeting of the stockholders of the Corporation, every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of the Corporation, in connection with the election of directors and all other matters submitted to a vote of the stockholders; provided, however, that with respect to any proposed conversion subsequent to a Tax-Free Spin-Off (as defined in paragraph (C)(6)(b) below) of the shares of Class B Common Stock into shares of Class A Common Stock pursuant to paragraph (C)(6)(b) below, each holder of a share of Common Stock, irrespective of class, shall have one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation. Except as may be otherwise required by this
ARTICLE IV, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Series A Preferred Stock, on all matters submitted to a vote of the holders of Common Stock.


                                       2.

               b. Subject to any rights of the holders of Series A Preferred Stock and other Preferred Stock, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class; provided, however, that with respect to any proposed amendment of this Certificate of Incorporation which would alter or change the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the shares affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class as hereinbefore provided. Any increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock shall be deemed not to affect adversely the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock. Neither the outcome of any vote with respect to any proposed conversion subsequent to a Tax-Free Spin-Off of the shares of Class B Common Stock into shares of Class A Common Stock pursuant to paragraph IV(C)(6)(b) below nor the occurrence of the events described in the last sentence of paragraph IV(C)(6)(b)(iii) below shall be deemed to be a modification, revision, alteration, amendment, repeal or rescission of the provisions of this Certificate of Incorporation.

               c. Every reference in this Certificate of Incorporation to a majority or other proportion of shares of Common Stock, Class A Common Stock or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock, as applicable, are entitled.

          4. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Series A Preferred Stock and other Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Class A Common Stock and Class B Common Stock. For the purposes of this paragraph (C)(4), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          5. In the event of (i) any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation unless (ii) immediately following such event, and based solely on the securities issued in connection therewith, a majority of the total voting power of the successor corporation is held by Persons that were stockholders of the Corporation immediately prior to such event, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of


                                       3.

Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock.

          6.

               a. Prior to the date on which shares of Class B Common Stock are distributed to stockholders of Titan (as defined in paragraph (C)(6)(b) below), or to stockholders of the Class B Transferee (as defined in paragraph (C)(6)(b) below) in a Tax-Free Spin-Off, each record holder of shares of Class B Common Stock may convert from time to time any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates for such shares, accompanied by any required tax transfer stamps and by a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock and requesting that the Corporation issue all of such shares of Class A Common Stock to Persons (as defined in paragraph
(C)(6)(b) below) named therein, setting forth the number of shares of Class A Common Stock to be issued to each such Person and the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock except as set forth in paragraph IV(C)(6)(b) below.

               b. Prior to a Tax-Free Spin-Off, each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock immediately prior to the transfer of such share if, after such transfer, such share is not Beneficially Owned (as defined below) by Titan (as defined below) or, as set forth below in this paragraph IV(C)(6)(b), by the Class B Transferee or any subsidiary of the Class B Transferee. Shares of Class B Common Stock shall not convert into shares of Class A Common Stock (x) in any transfer effected in connection with a distribution of Class B Common Stock as a spin-off, split-up or split-off to stockholders of Titan or stockholders of the Class B Transferee intended to be on a tax-free basis under the Internal Revenue Code of 1986, as amended from time to time (the "CODE") (a "TAX-FREE SPIN-OFF") or (y) except as otherwise set forth below in this paragraph IV(C)(6)(b), in any transfer after a Tax-Free Spin-Off. For purposes of this paragraph IV(C)(6), a Tax-Free Spin-Off shall be deemed to have occurred at the time shares are first transferred to stockholders of Titan or stockholders of the Class B Transferee, as the case may be, following receipt of an affidavit described in clauses (vi) or (vii) of the first sentence of paragraph IV(C)(6)(c) below. For purposes of this paragraph IV(C)(6), Article X and Article XI, "TITAN" shall mean The Titan Corporation, a Delaware corporation, all successors to The Titan Corporation by way of merger, consolidation or sale of all or substantially all its assets, and all corporations, partnerships, joint ventures, associations and other entities in which The Titan Corporation Beneficially Owns (as defined below), directly or indirectly, 50% or more of the outstanding voting stock, voting power or similar voting interests ("VOTING INTERESTS") (each, a "SUBSIDIARY ENTITY"), but which shall not include the Corporation or any Subsidiary Entity in which the Corporation Beneficially Owns, directly or indirectly, 50% or more of the outstanding Voting Interests. For purposes of this


                                       4.

paragraph IV(C)(6), Article X and Article XI, the terms "BENEFICIALLY OWN," "BENEFICIALLY OWNS" and "BENEFICIALLY OWNED" shall have the meanings ascribed to such terms in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect on December 10, 1999.

                    (i) Prior to a Tax-Free Spin-Off, shares of Class B Common Stock representing more than a 50% equity interest in the then outstanding shares of Common Stock taken as a whole transferred in a single transaction to one Person who is not an affiliate of Titan (together with its successors, the "CLASS B TRANSFEREE") or to the Class B Transferee and any Subsidiary Entity of the Class B Transferee, and shares of Class B Common Stock transferred among a Class B Transferee and any Subsidiary Entity thereof, shall not automatically convert to Class A Common Stock upon the transfer of such shares. Any shares of Class B Common Stock retained by Titan following any such transfer of shares of Class B Common Stock to the Class B Transferee shall automatically convert into shares of Class A Common Stock upon such transfer. For purposes of this paragraph IV(C)(6), the term "PERSON" shall mean any individual, firm, corporation or other entity; each reference to an "individual" (or to a "record holder" of shares, if an individual) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such individual or record holder.

                    (ii) In the event of a Tax-Free Spin-Off, shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on the [fifth] anniversary of the date on which shares of Class B Common Stock are first transferred to stockholders of Titan or the stockholders of the Class B Transferee, as the case may be, in a Tax-Free Spin-Off unless, prior to such Tax-Free Spin-Off, Titan or the Class B Transferee, as the case may be, delivers to the Corporation the written advice of counsel, reasonably satisfactory to the Corporation, to the effect that (x) such conversion could adversely affect the ability of Titan or the Class B Transferee, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the distribution would be a Tax-Free Spin-Off under the Code or (y) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spinoffs and that such conversion could adversely affect the status of the transaction as a Tax-Free Spin-Off. If such written advice of counsel is received, approval of such conversion shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off. At the meeting of stockholders called for such purpose, every holder of Common Stock shall be entitled to one vote (irrespective of the voting rights provided for such shares under paragraph IV(C)(3)(a) above) in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation. Approval of such conversion shall require the approval of a majority of the votes, on the per share voting basis provided in the preceding sentence, entitled to be cast by the holders of the Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, and the holders of the Class B Common Stock shall not be entitled to a separate class vote. Such conversion shall be effective on the date on which such approval is given at a meeting of stockholders called for such purpose. Notwithstanding the foregoing, if Titan or the Class B Transferee, as the case may be, delivers to the Corporation prior to such anniversary the written advice of counsel, reasonably satisfactory to the Corporation, to the effect that such vote could adversely affect the status of the transaction as a Tax-Free Spin-Off (including without limitation


                                       5.

the ability to obtain a favorable ruling from the Internal Revenue Service), such vote shall not be held and no such conversion shall take place. Upon delivery of such written advice of counsel as to such vote, and the further advice that the continued existence of this paragraph IV(C)(6)(b)(iii) itself could adversely affect the status of the transaction as a Tax-Free Spin-Off (including without limitation the ability to obtain a favorable ruling from the Internal Revenue Service), then this paragraph IV(C)(6)(a)(ii) shall thereafter be null and void and no longer be deemed to be part of this Certificate of Incorporation.

                    (iii) If at any time prior to a Tax-Free Spin-Off Titan or a Class B Transferee shall cease, respectively, to Beneficially Own a number of outstanding shares of Class B Common Stock at least equal to 50% of the voting power represented by the aggregate number of shares of Common Stock then outstanding entitled to vote generally in the election of directors, then each share of Class B Common Stock Beneficially Owned by such less than 50% owner shall automatically convert into one share of Class A Common Stock.

                    (iv) The Corporation will provide notice of any automatic conversion of all outstanding shares of Class B Common Stock to holders of record as soon as practicable after the conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to conversion. Such notice shall be provided by mailing notice of such conversion first class postage prepaid, to each holder of record of the Common Stock, at such holder's address as it appears on the transfer books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall state, as appropriate, the following:

          (w) the automatic conversion date;

          (x) that all outstanding shares of Class B Common Stock are automatically converted;

          (y) the place or places where certificates for such shares are to be surrendered for conversion; and

          (z) that no dividends will be declared on the shares of Class B Common Stock converted after such conversion date.

Immediately upon such conversion, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such Persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion, subject to paragraph (C)(6)(f) below.

               c. Prior to a Tax-Free Spin-Off, holders of shares of Class B Common Stock may (i) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer which meets the qualifications of paragraph


                                       6.

IV(C)(6)(d) below, and under no other circumstances, or (ii) convert any or all of such shares into shares of Class A Common Stock as provided in paragraph IV(C)(6)(a) above. Prior to a Tax-Free Spin-Off, no one other than those Persons in whose names shares of Class B Common Stock originally are registered on the stock ledger of the Corporation, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer which meets the qualifications set forth in paragraph (C)(6)(d) below, shall by virtue of the acquisition of a certificate for shares of Class B Common Stock have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Common Stock.

     Holders of shares of Class B Common Stock may at any and all times transfer to any Person the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock.

               d. Prior to a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred on the books of the Corporation and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate for such shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, only if such certificate when so presented shall also be accompanied by any one of the following:

                    (i) an affidavit from Titan stating that such certificate is being presented to effect a transfer by Titan of such shares to a Subsidiary Entity of Titan; or

                    (ii) an affidavit from Titan stating that such certificate is being presented to effect a transfer by any Subsidiary Entity of Titan of such shares to Titan or another Subsidiary Entity of Titan; or

                    (iii) an affidavit from Titan (or the Class B Transferee) stating that such certificate is being presented to effect a transfer by Titan (or the Class B Transferee) or any of its (or the Class B Transferee's) Subsidiary Entities of such shares to a Class B Transferee or a Subsidiary Entity of the Class B Transferee as contemplated by paragraph (C)(6)(b); or

                    (iv) an affidavit from the Class B Transferee stating that such certificate is being presented to effect a transfer by the Class B Transferee of such shares to a Subsidiary Entity of the Class B Transferee; or

                    (v) an affidavit from the Class B Transferee stating that such certificate is being presented to effect a transfer by any Subsidiary Entity of the Class B Transferee of such shares to the Class B Transferee or another Subsidiary Entity of the Class B Transferee; or


                                       7.

                    (vi) an affidavit from Titan stating that such certificate is being presented to effect a transfer by Titan of such shares to the stockholders of Titan in connection with a Tax-Free Spin-Off; or

                    (vii) an affidavit from the Class B Transferee stating that such certificate is being presented to effect a transfer by the Class B Transferee of such shares to the stockholders of the Class B Transferee in connection with a Tax-Free Spin-Off.

     Each affidavit of a record holder furnished pursuant to this paragraph
(C)(6)(d) shall be verified as of a date not earlier than five days prior to the date of delivery thereof, and, where such record holder is a corporation or partnership, shall be verified by an officer of the corporation or by a general partner of the partnership, as the case may be.

               e. Prior to the occurrence of a Tax-Free Spin-Off, each certificate for shares of Class B Common Stock shall bear a legend on the face thereof reading as follows:

          "The shares of Class B Common Stock represented by this certificate may not be transferred to any person or entity in connection with a transfer that does not meet the qualifications set forth in paragraph
     (C)(6)(d) of ARTICLE IV of the Amended and Restated Certificate of Incorporation of this Corporation and no person who receives such shares in connection with a transfer which does not meet the qualifications prescribed by paragraph (C)(6)(d) of said ARTICLE IV is entitled to own or to be registered as the record holder of such shares of Class B Common Stock and such shares will have been automatically converted into Class A Common Stock upon any such purported transfer. The record holder of this certificate may at any time convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing."

     Upon and after the transfer of shares in a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer bear the legend set forth above in this paragraph (C)(6)(e).

               f. Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this paragraph
(C)(6), any dividend, for which the payment date shall be subsequent to such conversion, which may have been declared on the shares of Class B Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend payable in Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.

               g. The Corporation shall not reissue or resell any shares of Class B Common Stock which shall have been converted into shares of Class A Common Stock pursuant to or as permitted by the provisions of this paragraph
(C)(6), or any shares of Class B Common Stock which shall have been acquired by the Corporation in any other manner. The Corporation


                                       8.

shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized amount of Class B Common Stock accordingly.

The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

               h. In connection with any transfer or conversion of any stock of the Corporation pursuant to or as permitted by the provisions of this paragraph
(C)(6) or in connection with the making of any determination referred to in this paragraph (C)(6):

                    (i) the Corporation shall be under no obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for making such transfer or determination or issuing Class A Common Stock pursuant to such conversion has substantial reason to believe, or unless the Board of Directors (or a committee of the Board of Directors designated for such purpose) determines that there is substantial reason to believe, that any affidavit or other document is incomplete or incorrect in a material respect or that an investigation would disclose facts upon which any determination referred to in paragraph (C)(6)(f) above should be made, in either of which events the Corporation shall make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and have a reasonable time to complete such investigation; and

                    (ii) neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

               i. The Corporation will not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on the conversion of shares of Class B Common Stock pursuant to this paragraph (C)(6), and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     D. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

          1. DIVIDENDS. Subject to the provisions of the Delaware General Corporation Law, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive in any fiscal year, dividends, if, when and as declared by the Board of Directors, out of any assets at the time legally available therefor.

          2. VOTING. Except as otherwise required by applicable law, on all matters to come before the stockholders, including the election of directors, the Series A Preferred Stock shall have that number of votes per share (with any resulting fractional share disregarded) equivalent to the number of shares of Class A Common Stock into which a share of Series A Preferred Stock is convertible.


                                       9.

          3. RESTRICTION ON TRANSFER. No holder of Series A Preferred Stock may sell, assign, transfer, pledge or otherwise encumber or dispose of any share of Series A Preferred Stock or of any interest therein, other than, in the case of an individual holder, to such holder's immediate family members (or to such holder's heirs if no immediate family members are living) in the event of the death or incapacity of such holder, or to a trust for the benefit of such holder or to a corporation or LLC of which such holder is and remains the sole shareholder or member, prior to the sooner of (a) a sale of substantially all of the assets of the Corporation or (b) a Qualified Public Offering, except after an offer to the Corporation or its designee as provided below. For purposes of this section a "QUALIFIED PUBLIC OFFERING" shall mean an underwritten public offering by the Corporation of shares of its Common Stock pursuant to a registration statement under the Securities Act, which results in gross proceeds of at least $20,000,000 and the public offering price of which is not less than $12.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization).

               a. If at any time any holder of Series A Preferred Stock proposes to sell, assign, transfer, pledge or otherwise encumber or dispose of any share of Series A Preferred Stock or of any interest therein to one or more third parties pursuant to an understanding with such third parties in a transaction not registered under the Securities Act in reliance upon a claimed exemption thereunder (the "TRANSFER"), then such holder shall give the Corporation written notice of the holder's intention (the "TRANSFER NOTICE"), describing the offered shares ("OFFERED SHARES"), the identity of the prospective transferee and the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the holder has received a firm offer from the prospective transferee and in good faith believes a binding agreement for Transfer is obtainable on the terms set forth, and shall also include a copy of any written proposal or letter of intent or other agreement relating to the proposed Transfer.

               b. Titan shall have an option for a period of thirty (30) days from receipt of the Transfer Notice to purchase, or to designate an affiliated entity to purchase, all of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Corporation may only exercise such purchase option by notifying the holder in writing, before expiration of the initial thirty (30) day period as to the number of such shares covered by the Transfer Notice which it wishes to purchase.

               c. If the Corporation fails to purchase all of the Offered Shares by exercising the rights granted in this Section 3 within the periods provided, the holder shall be entitled for a period of ninety (90) days thereafter to complete the proposed Transfer of the balance of such shares not purchased by the Corporation upon the terms and conditions specified in the Transfer Notice. If the holder has not so transferred the Offered Shares during such period, the holder shall not thereafter make a Transfer of shares without again first offering such shares to the other parties in the manner provided in this Section 3.

               d. On and after any sale, assignment, transfer, pledge, encumbrance or disposition in violation of this Section 3 the Corporation shall have a right to redeem the Series A Preferred Stock from the holder thereof at the fair market value of such Series A


                                      10.

Preferred Stock as determined by independent third-party valuation by a nationally recognized ("BIG FIVE") accounting firm (not including Titan's principal accounting firm at such time).

               e. CONVERSION. On the close of business of the day immediately preceding the occurrence of a Qualified Public Offering, each share of Series A Preferred Stock of the Corporation shall automatically convert into that number of fully paid and nonassessable shares of Class A Common Stock determined in accordance with the provisions of Section 4. below. In order to effect the conversion of shares of the Series A Preferred Stock into shares of Class A Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or to the transfer agent for the Series A Preferred Stock or the Class A Common Stock. The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Series A Preferred Stock or the Class A Common Stock, issue to each holder of such shares, a certificate or certificates evidencing the number of shares of Class A Common Stock (and any other securities and property) to which such holder shall be entitled.

          4. DILUTION. The Series A Preferred Stock shall be convertible into the number of shares of Class A Common Stock that results from dividing the Conversion Price per share in effect at the time into $.36 per share of Series A Preferred Stock being converted. The "CONVERSION PRICE" per share for the Series A Preferred Stock shall initially be $.36, subject to adjustment from time to time as provided herein. Notwithstanding any other provisions of this Section
(D)(4), no adjustment of the Conversion Price pursuant to this Section (D)(4) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

               a. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If outstanding shares of the Class A Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Class A Common Stock or other securities of the Corporation convertible into or exchangeable for Class A Common Stock (in which latter event the number of shares of Class A Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Class A Common Stock of the Corporation, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this Section (D)(4)(a) shall become effective at the close of business on the date subdivision or combination referred to herein becomes effective.

               b. ADJUSTMENTS FOR OTHER DIVIDENDS. In the event the Corporation at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Class A Common Stock or securities convertible into or exchangeable for Class A Common Stock, then and for each such event,


                                      11.

provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion of such stock, in addition to the number of shares of Class A Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Class A Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of Series A Preferred Stock.

               c. REORGANIZATION, MERGERS, CONSOLIDATIONS, RECLASSIFICATIONS, EXCHANGES, SUBSTITUTIONS, OR SALE OF ASSETS. In the event of any capital reorganization, any reclassification of the Class A Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another person, or the sale or other disposition of all or substantially all of the assets of the Corporation as an entirety to another person (each, a "REORGANIZATION"), the holders of the Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Series A Preferred Stock, the kind and number of shares of Class A Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger or to which such assets shall have been sold or otherwise disposed to, to which a holder of the number of shares of the Class A Common Stock of the Corporation in which the Series A Preferred Stock would have been convertible immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A Preferred Stock. The provisions of this Section (D)(4)(c) shall similarly apply to successive Reorganizations.

               d. SALE OF ADDITIONAL SHARES. If at any time or from time to time the Corporation shall issue or sell Additional Shares of Common Stock (as defined below) or Convertible Securities (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section
(4)(b) above and other than as a subdivision or combination of shares of Common Stock as provided in Section (4)(a) above, for a consideration per share less than the then existing Conversion Price for Series A Preferred Stock, then, and in each such case, the then existing Conversion Price for such series of Series A Preferred Stock shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by dividing (A) an amount equal to the sum of (1) the Conversion Price for such series of Series A Preferred Stock immediately prior to such issue or sale multiplied by the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (2) the aggregate consideration, if any, received or to be received by the Corporation upon such issue or sale, by (B) the number of shares of Common Stock outstanding at the close of business on the date of such issue or sale after giving effect to the issuance of such Additional Shares of Common Stock or Convertible Securities.


                                      12.

                    (i) For the purpose of making any adjustment in the Conversion Price or number of shares of Class A Common Stock purchasable upon conversion of the Series A Preferred Stock, as provided above, the consideration received by the Corporation for any issue or sale of securities shall (1) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any expenses payable directly or indirectly by the Corporation and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Corporation in connection with such issue or sale; (2) to the extent it consists of property other than cash, the consideration other than cash shall be computed at the fair market value thereof as determined in good faith by the Board of Directors, at or about, but as of, the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment thereof, provided, however, that such fair market value as determined by the Board of Directors, when added to any such consideration received in connection with such issuance or sale, shall not exceed the aggregate market price of the Additional Shares of Common Stock being issued, as of the date of the adoption of such resolution; and (3) if Additional Shares of Common Stock, Convertible Securities or rights, options or warrants to purchase Additional Shares of Common Stock or Convertible Securities (such rights, options or warrants being hereinafter referred to as "RIGHTS"), are issued or sold together with other stock or securities or other assets of the Corporation for consideration which covers both, the consideration received for the Additional Shares of Common Stock, Convertible Securities or Rights shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights.

                    (ii) For the purpose of making any adjustment in the Conversion Price provided in Section 4 hereof, if at any time, or from time to time, the Corporation issues any Convertible Securities or issues any Rights, then, and in each such case, if the Effective Conversion Price of such Rights or Convertible Securities shall be less than the Conversion Price immediately prior to the issuance of such Rights or Convertible Securities, the Corporation shall be deemed to have issued at the time of such Rights or Convertible Securities, the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received in consideration for the issuance of such shares an amount equal to the aggregate Effective Conversion Price of such Rights or Convertible Securities. For the purposes of this Section (4)(d)(ii) "EFFECTIVE CONVERSION PRICE" shall mean an amount equal to the sum of the lowest amount of consideration, if any, received or receivable by the Corporation with respect to any one Additional Share of Common Stock upon issuance of the Rights or Convertible Securities and upon their exercise or conversion, respectively. In the event of any change in the number of shares of Common Stock deliverable on or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A Preferred Stock shall be recomputed to reflect such change. No further adjustment of the Conversion Price adjusted upon the issuance of such Rights or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Rights or the conversion of any such Convertible Securities.


                                      13.

               e. "ADDITIONAL SHARES OF COMMON STOCK" as used in this Section
(4)(d) shall mean all shares of Common Stock (whether Class A or Class B Common Stock) issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

                    (i) Up to 3,500,000 shares of Common Stock (as adjusted for any stock dividends, stock splits, recapitalizations and the like effective after the filing of this Certificate of Incorporation) issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;

                    (ii) Class A Common Stock issued or issuable upon conversion of Series A Preferred Stock;

                    (iii) Common Stock issued or issuable in connection with a merger, acquisition, combination, consolidation or other reorganization involving the Corporation approved by the Board of Directors of the Corporation (which approval shall include the directors elected by the holders of Series A Preferred Stock); or

                    (iv) Common Stock issued or issuable in a Qualified Public Offering before or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock or upon exercise of warrants or rights granted to underwriters in connection with such a Qualified Public Offering.

     E. Subject to the limitations and in the manner provided by law, shares of the Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the Corporation or a duly-authorized committee of the Board of Directors of the Corporation, in accordance with the laws of the State of Delaware, is hereby authorized to determine or alter the relative rights, powers (including voting powers), preferences and privileges granted to Preferred Stock or any wholly unissued series of shares of Preferred Stock, and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a "PREFERRED STOCK DESIGNATION"); and to increase or decrease (but not below the number of shares of any series of Preferred Stock then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     F. No stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether now or hereafter


                                      14.

authorized, and whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Corporation.

     G. No stockholder shall be entitled to exercise any right of cumulative voting.

                                       V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A.

          1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

          2. Subject to the rights of the holders of any series of Series A Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.


                                      15.

          3.

               a. Prior to the Qualifying Record Date and Subject to the rights of the holders of any series of Series A Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "VOTING STOCK") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

               b. After the Qualifying Record Date and subject to any limitations imposed by law, Section A(3)(a) above shall no longer apply and subject to the rights of the holders of any series of Series A Preferred Stock, no director shall be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the Voting Stock.

          4. Subject to the rights of the holders of any series of Series A Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

     B. 1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

          2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

          3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

          4. Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer,(iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized


                                      16.

directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

          5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VI.

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Series A Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

                                     VIII.

     The name and the mailing address of the Sole Incorporator is as follows:

         NAME                                        MAILING ADDRESS

         CHERYL L. BARR                              The Titan Corporation
                                                     3033 Science Park Road


                                      17.

                                                     San Diego, CA  92121

     IN WITNESS WHEREOF, this Certificate has been subscribed this _____ day of December, 1999 by the undersigned who affirms that the statements made herein are true and correct.



                                                --------------------------------
                                                CHERYL L. BARR
                                                Sole Incorporator


                                      18.